Calculation of Filing Fee Tables
S-8
Restaurant Brands International Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value	Other	100,000	$ 66.165	$ 6,616,500.00	0.0001381	$ 913.74
Total Offering Amounts:						$ 6,616,500.00		$ 913.74
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 913.74
Offering Note
[1]	(1) Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low sales prices of the common shares, without par value ("Common Shares"), of Restaurant Brands International Inc. (the "Registrant") as reported on the New York Stock Exchange on February 13, 2026. (2) This registration statement covers a total of 100,000 Common Shares that may be delivered under the Registrant's 2026 Employee Share Purchase Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional Common Shares which may be offered and issued under the reason of any share dividend, share split, recapitalization or other similar transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A